Exhibit 99.2

We incurred significant losses during 2007 and 2008, and we expect to incur significant additional losses in 2009.

The amount of losses we incur on our insured products is subject to national and regional economic factors, many of which are beyond our control, including extended national or regional economic recessions, home price depreciation and unemployment, interest-rate changes or volatility, deterioration in lending markets and other factors.

Throughout 2008, we experienced increased delinquencies and claims in our mortgage insurance business, primarily driven by the poor performance of our late 2005 through early 2008 books of business. Deterioration in general economic conditions, including a significant increase in unemployment, has increased the likelihood that borrowers will default on their mortgages. In addition, home prices have continued to decline in many regions of the U.S. Falling home prices have increased the likelihood that borrowers with the ability to make their mortgage payments may voluntarily default on their mortgages when their mortgage balances exceed the value of their homes. We also believe that some borrowers may voluntarily default to take advantage of certain loan modification programs currently being offered. Falling home prices also make it more difficult for us to mitigate our losses when a default occurs. See “Our loss mitigation opportunities are reduced in markets where housing values fail to appreciate or begin to decline” below.

Our financial guaranty portfolio also has been negatively impacted by deterioration in the credit markets and the overall economy. See “We have experienced deterioration in our financial guaranty portfolio” below.

The current economic downturn and related disruption in the housing and credit markets is expected to continue during 2009 and possibly beyond. We have incurred increased losses as a result of the deterioration in economic conditions and the amount of our new insurance written has declined, and we expect that these trends will continue to materially affect our results of operations and financial condition.

A large portion of our mortgage insurance risk in force consists of higher risk loans, such as non-prime and high-LTV loans, and non-traditional mortgage products, which have resulted in increased losses and are expected to result in further losses in the future.

Non-Prime Loans. A large percentage of the mortgage insurance we wrote in the recent past and, consequently, our existing mortgage insurance risk in force, is related to non-prime loans. At December 31, 2008, our non-prime mortgage insurance in force, including Alt-A, was $43.7 billion or 28.1% of our total primary insurance in force, compared to $49.5 billion or 34.6% of our primary insurance in force at December 31, 2007 and $37.0 billion or 32.5% of our primary insurance in force at December 31, 2006. Historically, non-prime loans are more likely to result in claims than prime loans. In addition, our non-prime business, in particular Alt-A loans, tends to have larger loan balances relative to other loans, which results in larger claims. Since 2006, we have experienced a significant increase in mortgage loan delinquencies related to Alt-A loans originated in 2005 through 2007. These losses have occurred more rapidly and well in excess of historical loss patterns, and have contributed in large part to the significant increase in our provision for losses since 2006. If delinquency and claim rates on non-prime loans continue to increase as is expected, in particular in California, Florida and other states where the Alt-A product is prevalent, our results of operations and financial condition will continue to be negatively affected.

High-LTV Mortgages. We generally provide private mortgage insurance on mortgage products that have more risk than most mortgage products that meet the GSEs’ classification of conforming loans. A portion of our mortgage insurance in force consists of insurance on mortgage loans with LTVs at origination of 97% or greater. In 2008, loans with LTVs in excess of 97% accounted for $2.8 billion or 8.8% of our new primary mortgage insurance written, compared to $13.1 billion or 23.0% in 2007 and $5.7 billion or 14.2% in 2006. At December 31, 2008, our mortgage insurance risk in force related to these loans was $6.7 billion or 19.3% of our total primary risk in force, compared to $6.5 billion or 20.7% of primary insurance risk in force at December 31, 2007 and $3.5 billion or 14.0% of primary insurance risk in force at December 31, 2006. Mortgage loans with LTVs greater than 97% default substantially more often than those with lower LTVs. In addition, when we are required to pay a claim on a higher LTV loan, it is generally more difficult to recover our costs from the underlying property, especially in areas with declining property values. Throughout 2007 and 2008, we experienced a significant increase in mortgage loan delinquencies related to high-LTV mortgages. As a result, we have altered our underwriting criteria to eliminate insuring new loans with LTVs greater than 95%. We also have more stringent guidelines for loans with LTVs greater than 90%. While we believe these changes will improve our overall risk profile, in the near term, we will likely continue to be negatively affected by the performance of our existing insured loans with high-LTVs.

Pool Mortgage Insurance. We offer pool mortgage insurance, which exposes us to different risks than the risks applicable to primary mortgage insurance. Our pool mortgage insurance products generally cover all losses in a pool of loans up to our aggregate exposure limit, which generally is between 1% and 10% of the initial aggregate loan balance of the entire pool of loans. Under pool insurance, we could be required to pay the full amount of every loan in the pool within our exposure limits and upon which a claim is made until the aggregate limit is reached, rather than a percentage of the loan amount, as is the case with traditional primary mortgage insurance. At December 31, 2008, $2.9 billion of our mortgage insurance risk in force was attributable to pool insurance, compared to $3.0 billion at each of December 31, 2007 and December 31, 2006.

NIMS. We have provided credit enhancement on NIMS. NIMS are a relatively unproven product with a volatile performance history, particularly in the current declining housing market. NIMS have been particularly susceptible to the disruption in the mortgage credit markets, and we stopped writing insurance on NIMS in 2007. We expect future principal credit losses on NIMs to be approximately $430 million, with most payments expected to occur in 2011 and 2012. Because our future expected credit losses are greater than our cumulative unrealized loss related to NIMS, we expect an additional negative impact to our results of operations related to NIMS in future periods.

A portion of our mortgage insurance risk in force consists of insurance on adjustable-rate products such as ARMs that have resulted in significant losses and are expected to result in further losses.

At December 31, 2008, approximately 18% of our mortgage insurance risk in force consists of ARMs (9% of our mortgage insurance risk in force relates to ARMs with resets of less than five years from origination), which includes loans with negative amortization features, such as pay option ARMs. We consider a loan an ARM if the interest rate for that loan will reset at any point during the life of the loan. It has been our experience that ARMs with resets of less than five years from origination are more likely to result in a claim than longer-term ARMs. Our claim frequency on ARMs has been higher than on fixed-rate loans due to monthly payment increases that occur when interest rates rise or when the “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) expires. At December 31, 2008, approximately 10.2% of our primary mortgage insurance risk in force consists of interest-only mortgages, where the borrower pays only the interest on a mortgage for a specified period of time, usually five to ten years, after which the loan payment increases to include principal payments. Similar to ARMs, these loans have a heightened propensity to default because of possible “payment shocks” after the initial low-payment period expires and because the borrower does not automatically build equity as payments are made.

A lack of liquidity in the mortgage market, tighter underwriting standards, and declining home prices in many regions in the U.S. during 2007 and throughout 2008, have combined to make it more difficult for many borrowers with ARMs and interest-only mortgages to refinance their mortgages into lower fixed rate products. As a result, without available alternatives, many borrowers have been forced into default when their interest rates reset. This has resulted in significant losses during 2007 and 2008 for mortgage lenders and insurers as well as investors in the secondary market. Approximately 35.7% of our total increase in mortgage insurance loss reserves during 2008 was attributable to adjustable rate products, which represented approximately 18.2% of our mortgage insurance risk in force at December 31, 2008. Although there can be no assurance, the historically low level of interest rates in the current mortgage market should help to reduce the size of interest payment increases (and in some cases eliminate any increase) for loans resetting in 2009. In the long-term, however, absent a change in the current lending environment or a positive mitigating effect from recent legislation aimed at reducing defaults from adjustable rate resets, we expect that defaults related to these products will likely continue to increase. As of December 31, 2008, approximately 6.0% and 10.0% of the adjustable rate mortgages we insure are scheduled to reset during 2009 and 2010, respectively. If defaults related to adjustable rate mortgages were to continue at their current pace or were to increase as is currently projected, our results of operations will continue to be negatively affected, possibly significantly, which could adversely affect our financial and capital position.

Recent losses in our mortgage insurance business have reduced Radian Guaranty’s statutory surplus and increased Radian Guaranty’s risk-to-capital ratio; additional losses in our mortgage insurance portfolio without a corresponding increase in new capital or capital relief could further negatively impact these ratios, which could limit Radian Guaranty’s ability to write new insurance and could increase restrictions and requirements placed on Radian Guaranty by the GSE’s or state insurance regulators.

The GSEs, rating agencies and state insurance regulators impose various capital requirements on our subsidiaries. These capital requirements include risk-to-capital ratios, leverage ratios and surplus requirements that limit the amount of insurance that our subsidiaries may write. Many states limit a mortgage insurer’s risk-to-capital ratio to 25: 1. As a result of net losses during 2007 and 2008, Radian Guaranty’s risk-to-capital ratio grew from 8:1 at December 31, 2006 to 16:1 at December 31, 2008, even after including the contribution of our financial guaranty business to our mortgage insurance business during the third quarter of 2008. This contribution added approximately $934.6 million in statutory capital to our mortgage insurance business.

Based on current and expected future trends, we believe that we will continue to incur and pay material losses in our mortgage insurance business. The ultimate amount of losses will depend in part on general economic conditions and other factors, including the health of credit markets, home price fluctuations and unemployment rates, all of which are difficult to predict. In the absence of additional new capital or capital relief through reinsurance or otherwise, Radian Guaranty’s risk-to-capital ratio is expected to continue to increase during 2009. As a result, we are actively exploring alternatives for raising additional capital, including raising capital through the issuance of equity in a private or public offering, or by selling our interest in Sherman. Any future equity offerings could be significantly dilutive to our existing stockholders or could result in the issuance of securities that have rights, preferences and privileges that are senior to those of our common stock. We may also consider reinsuring our existing or future books of mortgage insurance business or reducing our volume of new insurance business to effectively reduce our risk in force.

We cannot provide any assurance as to whether we will be successful in obtaining additional capital or capital relief, especially given the limited opportunities for raising capital in the current marketplace. If we are unsuccessful in obtaining new capital or capital relief for Radian Guaranty, Radian Guaranty’s risk-to-capital ratio could increase to the point where state insurance regulators may limit the amount of new insurance business that Radian Guaranty may write or prohibit Radian Guaranty from writing new insurance altogether. In addition, the GSEs and our other customers may decide not to conduct new business with Radian Guaranty (or reduce current business levels) while its risk-to-capital ratio remained at elevated levels. This ultimately could result in a loss of Radian Guaranty’s eligibility with the GSEs. The franchise value of our mortgage insurance business would be significantly diminished if Radian Guaranty was prohibited from writing new business or restricted in the amount of new business it could write. Any restriction on Radian Guaranty’s ability to continue to write new insurance would likely harm our ability to attract new capital.

We and our insurance subsidiaries are subject to comprehensive, detailed regulation, principally designed for the protection of our insured policyholders, rather than for the benefit of investors, by the insurance departments in the various states where our insurance subsidiaries are licensed to transact business. Insurance laws vary from state to state, but generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including the power to revoke or restrict an insurance company’s ability to write new business.

Given the recent significant losses incurred by many insurers in the mortgage and financial guaranty industries, our insurance subsidiaries have been subject to heightened scrutiny by insurance regulators. We are currently in close communication with certain insurance regulatory authorities, including the Pennsylvania Insurance Department with respect to Radian Guaranty and Radian Insurance, the Illinois Division of Insurance regarding Amerin Guaranty Corporation and the Texas Department of Insurance regarding Commonwealth Mortgage Assurance Company of Texas, which reinsures a portion of Radian Guaranty’s portfolio. Amerin Guaranty, which insured second-lien mortgages and therefore is currently in run-off, currently is prohibited from writing new insurance business in four states. Additionally, the Hong Kong Insurance Authority has directed Radian Insurance to continue to maintain sufficient assets in Hong Kong to cover its potential liabilities on insured loans in Hong Kong. In light of current market conditions and on-going deterioration in our financial condition, insurance departments in the jurisdictions noted above or in other jurisdictions could impose restrictions or requirements that could have a material adverse impact on our businesses.

The long-term capital adequacy of Radian Guaranty is dependent, in part, upon the performance of our financial guaranty portfolio.

During the third quarter of 2008, we executed upon an internally-sourced capital plan by contributing our financial guaranty business to our mortgage insurance business. This reorganization provided Radian Guaranty with immediate and substantial regulatory capital credit. Importantly, it also is intended to provide Radian Guaranty with significant cash infusions from dividends over time. The timing and amount of these cash infusions will depend on the dividend capacity of our financial guaranty business, which is governed by New York insurance laws.

As of December 31, 2008, Radian Asset Assurance Inc., our principal financial guaranty subsidiary, maintained a statutory surplus of approximately $965 million and claims paying resources of approximately $2.8 billion. Assuming the credit performance of our financial guaranty business remains stable, we expect our financial guaranty business to issue significant dividends to Radian Guaranty over time as our existing financial guaranty portfolio matures and the exposure is reduced. If the exposure is reduced on an accelerated basis through the recapture of insured business from our primary financial guaranty reinsurance customers or otherwise, we may have the ability to release capital to Radian Guaranty more quickly and in a greater amount. If, however, the performance of our financial guaranty portfolio deteriorates materially, our financial guaranty statutory surplus could be reduced, which in turn would have a negative impact on the regulatory capital of Radian Guaranty. Further, our financial guaranty business would likely have less capacity to issue dividends to Radian Guaranty, and could be restricted from issuing dividends altogether, if our financial guaranty portfolio deteriorates materially. Any perceived or actual dimunition in the capital support derived from our financial guaranty business could negatively impact the franchise value of our mortgage insurance business. See “We could lose our eligibility status with the GSEs, causing Freddie Mac and Fannie Mae to decide not to purchase mortgages insured by us, which would significantly impair our mortgage insurance franchise.”

Our financial guaranty portfolio is exposed to risks associated with the on-going deterioration in the credit markets and the overall economy. See “We have experienced deterioration on our financial guaranty portfolio,” “Some of our financial guaranty products are riskier than traditional guaranties of public finance obligations” and “Our financial guaranty business faces risks associated with our reinsurance of risk from our financial guaranty insurance customers and our second-to-pay liabilities from these entities” below.

We have experienced deterioration in our financial guaranty portfolio.

Our financial guaranty portfolio is exposed to risks associated with the deterioration in the credit markets and the overall economy. We experienced deterioration in our financial guaranty portfolio during 2008, primarily related to deterioration in the consumer finance markets and in public finance. The performance of our reinsurance portfolio of assumed RMBS and ABS credits deteriorated during 2008. As of December 31, 2008, $720.6 million of our exposure to RMBS outside of collateralized debt obligations (“CDOs”) that we insure was assumed from our primary reinsurance customers. Of this exposure, $527.0 million was subprime and Alt-A RMBS. While we did not experience material deterioration in our directly insured portfolio, there was ratings deterioration within our corporate CDO portfolio due to the impact of several credit events in the second half of 2008. While we have sought to underwrite our insured credits with levels of subordination designed to protect us from loss in the event of poor performance of the underlying collateral, we cannot be certain that such levels of subordination will protect us from future material losses in light of the significantly higher rates of delinquency, foreclosure and losses currently being observed within our insured credits.

Some of our financial guaranty products may be riskier than traditional guaranties of public finance obligations

Historically, our financial guaranty public finance business has focused on smaller, regionalized, lower-investment grade issuers and structures that were uneconomical for most of the larger, higher-rated financial guarantors to insure. As a result, we have greater exposure than other monoline financial guarantors to sectors such as healthcare and long-term care and education that historically have had higher default rates than other public finance sectors. These risks, which generally cover smaller, more rural and specialized issuers, tend to be lower rated and more susceptible to default in an economic downturn such as the one we currently are facing.

In addition to our public finance business, we have guaranteed structured finance obligations that expose us to a variety of complex credit risks and indirectly to market, political and other risks beyond those that generally apply to financial guaranties of public finance obligations. We have insured and reinsured certain asset-backed transactions and securitizations secured by one or a few classes of assets, such as residential mortgages, auto loans and leases, credit card receivables and other consumer assets, both funded and synthetic, and obligations under credit default swaps, including CDOs of several asset classes, including, corporate debt, TruPs, RMBS, CMBS and other ABS obligations. We continue to have exposure to trade credit reinsurance (which is currently in run-off), which protects sellers of goods under certain circumstances against nonpayment of their accounts receivable. These guaranties expose us to the risk of buyer nonpayment, which could be triggered by many factors, including the failure of a buyer’s business. These guaranties may cover receivables where the buyer and seller are in the same country as well as cross-border receivables. In the case of cross-border transactions, in certain cases, we provide coverage that effectively covers losses that could result from political risks, such as foreign currency controls and expropriation, which could interfere with the payment from the buyer. Losses associated with our structured finance and trade credit reinsurance businesses are difficult to predict accurately and could have a material adverse effect on our financial condition and operating results, especially given the current economic disruption.

Our financial guaranty business faces risks associated with our reinsurance of risk from our financial guaranty insurance customers and our second-to-pay liabilities from these entities.

In June 2008, S&P downgraded our financial guaranty insurance subsidiaries’ financial strength ratings. As a result, all but one of our primary reinsurance customers now has the right to take back or recapture up to an aggregate of $36.8 billion of business previously ceded to us under their reinsurance agreements with us. Approximately two-thirds of this business is subject to recapture by one primary insurance customer. Under our treaties with our primary reinsurance customers, our customers do not have the ability to selectively recapture business previously ceded to us under their treaties. However, because we have entered into multiple treaties with each customer, it is possible that our customers may choose to recapture business only under those treaties that they perceive as covering less risky portions of our reinsurance portfolio.

Our reinsurance customers are primarily responsible for surveillance, loss mitigation and salvage on the risks that they cede to us. Many of these customers are experiencing financial difficulties, and therefore, may be less willing to or capable of performing surveillance to the extent necessary to minimize potential losses and/or maximize potential salvage on the credits we reinsure. We generally do not have direct access to the insured obligation or the right to perform our own loss mitigation or salvage work on these transactions. We also have limited visibility with respect to the performance of many of the obligations we reinsure. See “If the estimates we use in establishing loss reserves for our mortgage insurance or financial guaranty businesses are incorrect, we may be required to take unexpected charges to income and our ratings may be downgraded” below. In addition, our primary reinsurance customers may delegate their loss adjustment functions to third parties, the cost of which would then be proportionally allocated to us and any other reinsurers for the insured transaction. Accordingly, the losses and lost adjustment expenses allocated to us on our reinsured risks may be significantly higher than otherwise would have been the case if we were responsible for surveillance, loss mitigation and salvage for these risks. This could have a material adverse effect on our financial condition and operating results.

We have directly insured several transactions on a second-to-pay basis, meaning that we are obligated to pay claims in these transactions only to the extent that another monoline financial guarantor fails to pay such claim. Consequently, if a financial guarantor should become insolvent or the conservator for such financial guarantor rejects payment of all or a portion of a claim, we may be required to pay all or a portion of such claim. Because many monoline financial guarantors are currently experiencing significant financial difficulties, the likelihood of our having to pay a claim on our second-to-pay transactions has increased.

Because most of the mortgage loans that we insure are sold to Freddie Mac and Fannie Mae, changes in their charters or business practices could significantly impact our mortgage insurance business.

Freddie Mac and Fannie Mae are the beneficiaries of the majority of our mortgage insurance policies. Freddie Mac’s and Fannie Mae’s federal charters generally prohibit them from purchasing any mortgage with a loan amount that exceeds 80% of a home’s value, unless that mortgage is insured by a qualified insurer or the mortgage seller retains at least a 10% participation in the loan or agrees to repurchase the loan in the event of a default. As a result, high-LTV mortgages purchased by Freddie Mac or Fannie Mae generally are insured with private mortgage insurance.

Changes in the charters or business practices of Freddie Mac or Fannie Mae could reduce the number of mortgages they purchase that are insured by us and consequently diminish our franchise value. Some of Freddie Mac’s and Fannie Mae’s more recent programs require less insurance coverage than they historically have required, and they have the ability to further reduce coverage requirements, which could reduce demand for mortgage insurance and have an adverse effect on our business, financial condition and operating results. They also have the ability to

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implement new eligibility requirements for mortgage insurers and to alter or liberalize underwriting standards on low-down-payment mortgages they purchase. See “We could lose our eligibility status with the GSEs, causing Freddie Mac and Fannie Mae to decide not to purchase mortgages insured by us, which would significantly impair our mortgage insurance franchise” below;

•	alter the terms on which mortgage insurance coverage may be canceled before reaching the cancellation thresholds established by law;

•	require private mortgage insurers to perform activities intended to avoid or mitigate loss on insured mortgages that are in default; and

•	influence a mortgage lender’s selection of the mortgage insurer providing coverage.

The GSEs business practices may be impacted by their results of operations as well as legislative or regulatory changes governing their operations. In July 2008, an overhaul of regulatory oversight of the GSEs was enacted. The new provisions, contained within the Housing and Economic Recovery Act, encompass substantially all of the GSEs’ operations. This new law abolished the former regulator for the GSEs and created a new, stronger regulator, the Federal Housing Finance Agency (the “FHFA”), in addition to other oversight reforms.

In September 2008, the FHFA was appointed as the conservator of the GSEs. As their conservator, the FHFA controls and directs the operations of the GSEs. The appointment of a conservator may increase the likelihood that the business practices of the GSEs will be changed in ways that may have a material adverse effect on us. In particular, if the private mortgage insurance industry does not have the ability, due to capital constraints, to continue to write sufficient business to meet the needs of the GSEs, the GSEs may seek alternatives other than private mortgage insurance to conduct their business. The appointment of a conservator also increases the likelihood that the U.S. Congress will examine the role and purpose of the GSEs in the domestic housing market and potentially make certain structural and other changes to the GSEs. Although we believe that private mortgage insurance will continue to play an important role in any future structure involving the GSEs, there is a possibility that new federal legislation could reduce the level of private mortgage insurance coverage used by the GSEs as credit enhancement or eliminate the requirement altogether. In connection with the recently announced Homeownership Affordability and Stability Plan, the FHFA will allow the GSEs to refinance their own qualifying loans without mortgage insurance if the original loan does not have mortgage insurance.

We could lose our eligibility status with the GSEs, causing Freddie Mac and Fannie Mae to decide not to purchase mortgages insured by us, which would significantly impair our mortgage insurance franchise.

In order to maintain the highest level of eligibility with Freddie Mac and Fannie Mae, mortgage insurers generally must maintain an insurer financial strength rating of AA- or Aa3 from at least two of the three ratings agencies by which they are customarily rated. If a mortgage insurer were to lose such eligibility, Freddie Mac and/or Fannie Mae could restrict the mortgage insurer from conducting certain types of business with them, or take actions that may include not purchasing loans insured by the mortgage insurer. In light of the housing market downturn, both Freddie Mac and Fannie Mae have indicated that loss of mortgage insurer eligibility due to such a downgrade will no longer be automatic and will be subject to review if and when the downgrade occurs.

Our mortgage insurance subsidiaries have been downgraded substantially below AA-/Aa3 by S&P and Moody’s. In response to these ratings actions, we have presented business and financial plans to Freddie Mac and Fannie Mae for how to restore profitability and ultimately regain a higher rating for our mortgage insurance business. These plans recently have focused on our completed internal reorganization in which we contributed our financial guaranty business to our mortgage insurance business, thus providing our mortgage insurance business with substantial regulatory capital credit and potential cash infusions over time. See “The long-term capital adequacy of Radian Guaranty is dependent, in part, upon the performance of our financial guaranty portfolio” above for risks associated with this plan. The amount of capital credit that we may receive as a result of the internal reorganization is uncertain and depends on the rating agencies and GSE’s views of the credit quality of our financial guaranty portfolio and our expected dividend capacity from financial guaranty, among other factors. Our ratings are also driven by the rating agencies’ views of the mortgage insurance industry as a whole. If the capital credit we receive from the rating agencies and GSEs is less than they believe may be required by our mortgage insurance business, we could lose our eligibility with the GSEs and/or be further downgraded by the rating agencies.

Our remediation plans include projections of our future financial performance, including the affect of significant changes to the underwriting and pricing of our business. Although their initial reactions to our plans were favorable, we cannot be certain that either of the GSEs will accept our plans or if we will be able to retain our eligibility status with either of them. Loss of our eligibility status with the GSEs would likely have an immediate and material adverse impact on the franchise value of our mortgage insurance business and our future prospects and could negatively impact our long-term result of operations and financial condition.

Deterioration in regional economic factors in areas where our business is concentrated increases our losses in these areas.

Our results of operations and financial condition are particularly affected by weakening economic conditions, such as depreciating home values and unemployment, in specific regions (including international markets) where our business is concentrated.

Approximately 55.2% of our primary mortgage insurance in force is concentrated in 10 states, with the highest percentages being in California, Florida and Texas. A large percentage of our second-lien mortgage insurance in force also is concentrated in California and Florida. Throughout 2008, deteriorating markets in California and Florida, where non-prime and non-traditional mortgage products such as ARMs (including interest-only loans) are prevalent and where home prices have fallen significantly, have resulted in significant losses in our mortgage insurance business. Approximately 45% of our total increase in primary mortgage insurance loss reserves during 2008 was attributable to these states, which together represented approximately 20% of our primary mortgage insurance risk in force at December 31, 2008. During the prolonged period of rising home prices that preceded the current downturn in the U.S. housing market, very few mortgage delinquencies and claims were attributable to insured loans in California, despite the significant growth during this period of riskier, non-traditional mortgage products in this state. As mortgage credit performance in California and Florida has deteriorated, given the size of these markets, our loss experience has been significantly affected and will continue to be negatively affected if conditions continue to deteriorate as we expect.

In addition to California and Florida, approximately 12.3% of our primary mortgage insurance risk in force at December 31, 2008 was concentrated in the Midwestern states of Michigan, Illinois and Ohio. This region continued to experience higher default rates in 2008, which are largely attributable to the difficult operating environment facing the domestic auto industry. We expect that this trend may continue and could become worse.

Our financial guaranty business also has a significant portion of its insurance in force concentrated in a small number of states, principally including California, Texas, New York, Pennsylvania, and Florida, and could be affected by a weakening of economic conditions in these states.

In addition to the impact of regional housing and credit market deterioration, our results of operations and financial condition could be negatively impacted by natural disasters or other catastrophic events, acts of terrorism, conflicts, event specific economic depressions or other harmful events in the regions, including areas internationally, where our business is concentrated.

A decrease in the volume of home mortgage originations could result in fewer opportunities for us to write new insurance business.

Our ability to write new business depends on a steady flow of high-LTV mortgages that require our mortgage insurance. The deterioration in the credit performance of non-prime and other forms of non-conforming loans during 2007 and 2008 has caused lenders to substantially reduce the availability of non-prime mortgages and most other loan products that are not conforming loans, and to significantly tighten their underwriting standards. Fewer loan products and tighter loan qualifications, while improving the overall quality of new mortgage originations, have in turn reduced the pool of qualified homebuyers and made it more difficult for buyers (in particular first-time buyers) to obtain mortgage financing or to refinance their existing mortgages. In addition, the significant disruption in the housing and related credit markets has led to reduced investor demand for mortgage loans and mortgage-backed securities in the secondary market, which historically has been an available source of funding for many mortgage lenders. This has significantly reduced liquidity in the mortgage funding marketplace, forcing many lenders to retain a larger portion of their mortgage loans and mortgage-backed securities and leaving them with less capacity to continue to originate new mortgages.

The potential negative effect on our business from the decreased volume of mortgage originations has been offset by an increase in the demand for mortgage insurance on conforming loans as the lending industry embraces more prudent risk management measures. However, if the volume of new mortgage originations continues to decrease or persists at low levels for a prolonged period of time, we may experience fewer opportunities to write new insurance business, which could reduce our existing insurance in force and have a significant negative effect on both our ability to execute our business plans and our overall franchise value.

Because our mortgage insurance business is concentrated among a few significant customers, our new business written and franchise value could decline if we lose any significant customer.

Our mortgage insurance business depends to a significant degree on a small number of lending customers. Our top ten mortgage insurance customers are generally responsible for half of both our primary new insurance written in a given year and our direct primary risk in force. Accordingly, maintaining our business relationships and business volumes with our largest lending customers is important to the success of our business. Challenging market conditions during 2007 and 2008 have adversely affected, and may continue to adversely affect, the financial condition of a number of our largest lending customers. Many of these customers have experienced ratings downgrades and liquidity constraints in the face of increasing delinquencies and the lack of a secondary market for mortgage funding. These customers could become subject to serious liquidity constraints that may jeopardize the viability of their business plans or their access to additional capital, forcing them to consider alternatives such as bankruptcy or consolidation with others in the industry. In addition, as a result of current market conditions, our largest lending customers may seek to diversify their exposure to any one or more mortgage insurers or decide to write business only with those mortgage insurers that they perceive to have the strongest financial position. During 2007 and throughout 2008, we have tightened our underwriting guidelines, which has resulted in our declining to insure some of the loans originated by our larger customers. We’ve also increased our pricing to reflect the increased risk of default in the current economic and housing downturn. The loss of business from even one of our major customers could have a material adverse effect on the amount of new business we are able to write, and consequently, our franchise value. Our master policies and related lender agreements do not, and by law cannot, require our mortgage insurance customers to do business with us, and we cannot be certain that any loss of business from a single lender will be recouped from other lending customers in the industry.

Our mortgage insurance business faces intense competition.

The U.S. mortgage insurance industry is highly dynamic and intensely competitive. Our competitors include other private mortgage insurers and federal and state governmental and quasi-governmental agencies, principally the VA and the FHA, which has significantly increased its competitive position in areas with higher home prices by streamlining its down-payment formula and reducing the premiums it charges.

Governmental and quasi-governmental entities typically do not have the same capital requirements that we and other mortgage insurance companies have, and therefore, have greater financial flexibility in their pricing and capacity that could put us at a competitive disadvantage. In the event that a government-owned or sponsored entity in one of our markets decides to reduce prices significantly or alter the terms and conditions of its mortgage insurance or other credit enhancement products in furtherance of social or other goals rather than a profit motive, we may be unable to compete in that market effectively, which could have an adverse effect on our business, financial condition and operating results.

We believe the FHA has substantially increased its market share in 2008, including by insuring a number of loans that would meet our current underwriting guidelines at a cost to the borrower that is lower than the cost of our insurance. For information regarding certain legislative developments that have enhanced the FHA’s competitive position, see “Legislation and regulatory changes and interpretations could harm our mortgage insurance business.” below. In light of the capital constraints currently facing most, if not all, private mortgage insurers and the need by private mortgage insurers to tighten underwriting guidelines based on past loan performance, we anticipate that the FHA will continue to maintain a strong market position and could increase its market position to the point that private mortgage insurers may be perceived as less significant to the future of the housing finance market.

While the mortgage insurance industry has not had new entrants in many years, it is possible that the improvement in the credit quality of new loans being insured in the current market combined with the deterioration of the financial strength ratings of the existing mortgage insurance companies, in part due to their legacy books of insured mortgages, could encourage new entrants. Our inability to compete with other providers, including any new entrants, could have a material adverse effect on our business, financial condition and operating results.

In addition, in the recent past, an increasing number of alternatives to traditional private mortgage insurance developed, many of which reduced the demand for our mortgage insurance. These alternatives included:

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mortgage lenders structuring mortgage originations to avoid private mortgage insurance, mostly through “80-10-10 loans” or other forms of simultaneous second loans. The use of simultaneous second loans increased significantly during the recent past to become a competitive alternative to private mortgage insurance, particularly in light of (1) the potential lower monthly cost of simultaneous second loans compared to the cost of mortgage insurance in a low-interest-rate environment and (2) possible negative borrower, broker and realtor perceptions about mortgage insurance;

•	investors using other forms of credit enhancement such as credit default swaps or securitizations as a partial or complete substitute for private mortgage insurance; and

•	mortgage lenders and other intermediaries foregoing third-party insurance coverage and retaining the full risk of loss on their high-LTV loans.

As a result of the on-going turmoil in the housing credit market, many of these alternatives to private mortgage insurance are no longer available in the mortgage market, although simultaneous second loans are still available and their use my grow again. If market conditions were to change, however, we again could likely face significant competition from these alternatives as well as others that may develop.

Our business depends, in part, on effective and reliable loan servicing, which may be negatively impacted by the current disruption in the housing and mortgage credit markets.

We depend on reliable, consistent third-party servicing of the loans that we insure. Dependable servicing generally ensures timely billing and strong loss mitigation opportunities for delinquent or near-delinquent loans. Many of our customers also serve as the servicers for loans that we insure, whether the loans were originated by such customer or another lender. Therefore, the same market conditions affecting our customers as discussed above in “Because our mortgage insurance business is concentrated among a few significant customers, our new business written and franchise value could decline if we lose any significant customer” also will affect their ability to effectively maintain their servicing operations. In addition, current housing trends have led to a significant increase in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake loss mitigation efforts that could help limit our losses. Managing a substantially higher volume of non-performing loans could create operational difficulties that our servicers may not have the resources to overcome. If a disruption occurs in the servicing of mortgage loans covered by our insurance policies, this, in turn, could contribute to a rise in delinquencies and/or claims among those loans and could have a material adverse effect on our business, financial condition and operating results.

Loan modification and other similar programs may not provide us with a material benefit.

Recently, the FDIC, as receiver of IndyMac, the GSEs and lenders have adopted programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. In February 2009, the U.S. Treasury announced the Homeowner Affordability and Stability Plan, which provides certain guidelines for loan modifications and allocates $75 billion for this purpose. All of the programs adopted to date are in their early stages and it is unclear whether they will result in a significant number of loan modifications. Even if a loan is modified, we do not know how many modified loans will subsequently re-default. As a result, we cannot ascertain with confidence whether these programs will provide material benefits to us. In addition, because we do not have information for all of the parameters used to determine which of our insured loans are eligible for modification programs, our estimates of the number of qualifying loans are inherently uncertain. The U.S. Treasury is supporting judicial modifications for home mortgages during bankruptcy proceedings. If legislation is enacted to permit a mortgage balance to be reduced in bankruptcy, we would still be responsible under our master insurance policy to pay the original balance if the borrower re-defaulted on that mortgage after its balance has been reduced. Various government entities have enacted foreclosure moratoriums. A moratorium does not affect the accrual of interest and other expenses on a loan. Unless a loan is modified during a moratorium to cure the default, at the expiration of the moratorium, additional interest and expenses would be due, which could result in our losses on loans subject to the moratorium being higher than if there had been no moratorium.

Mortgage refinancings in the current housing market may increase the risk profile of our existing mortgage insurance portfolio.

Mortgage interest rates currently are at historically low levels, which has led many borrowers to seek to refinance their existing mortgages. However, because most lenders are currently utilizing more restrictive underwriting guidelines, only those borrowers with strong credit profiles are generally able to qualify for the new loans required to refinance. Consequently, only high quality borrowers are generally able to refinance in the current market. As more of these borrowers refinance (and their existing mortgage insurance with us is canceled), the total percentage of our risk in force related to high-risk borrowers could possibly increase, which could increase the risk profile of our existing mortgage insurance portfolio and potentially reduce the future profitability of our mortgage insurance business.

Our success depends on our ability to assess and manage our underwriting risks.

Our mortgage insurance and financial guaranty premium rates may not be adequate to cover future losses. Our mortgage insurance premiums are based on our long-term expected risk of claims on insured loans, and take into account, among other factors, each loan’s LTV, type (e.g., prime vs. non-prime or fixed vs. variable payments), term, coverage percentage or the existence of a deductible in front of our loss position. Our financial guaranty premiums are based on our expected risk of claim on the insured obligation, and take into account, among other factors, the rating and creditworthiness of the issuer and of the insured obligations, the type of insured obligation, the policy term and the structure of the transaction being insured. In addition, our premium rates take into account expected cancellation rates, operating expenses and reinsurance costs, as well as profit and capital needs and the prices that we expect our competitors to offer.

We generally cannot cancel or elect not to renew the mortgage insurance or financial guaranty insurance coverage we provide, and because we generally fix premium rates for the life of a policy when issued, we cannot adjust renewal premiums or otherwise adjust premiums over the life of a policy. Therefore, even if the risk underlying many of the mortgage or financial guaranty products we have insured develops more adversely than we anticipated, including as a result of the on-going economic recession and housing market downturn, and the premiums our customers are currently paying for similar coverage from us and others has increased, we generally cannot increase the premium rates on this in-force business, or cancel coverage or elect not to renew coverage, to mitigate the effects of such adverse developments. Our premiums earned and the associated investment income on those premiums may ultimately prove to be inadequate to compensate for the losses that we may incur. An increase in the amount or frequency of claims beyond the levels contemplated by our pricing assumptions could have a material adverse effect on our business, financial condition and operating results.

Our delegated underwriting program may subject our mortgage insurance business to unanticipated claims.

In our mortgage insurance business, we enter into agreements with our mortgage lender customers that commit us to insure loans using pre-established underwriting guidelines. Once we accept a lender into our delegated underwriting program, we generally insure a loan originated by that lender even if the lender does not follow our specified underwriting guidelines. Under this program, a lender could commit us to insure a material number of loans with unacceptable risk profiles before we discover the problem and terminate that lender’s delegated underwriting authority. Even if we terminate a lender’s underwriting authority, we remain at risk for any loans by that lender that we previously insured before termination. The performance of loans insured through programs of delegated underwriting has not been tested over a period of extended adverse economic conditions, and the program could lead to greater losses than we anticipate in light of the current economic downturn. Greater than anticipated losses could have a material adverse effect on our business, financial condition and operating results.

We face risks associated with our contract underwriting business.

We provide contract underwriting services for certain of our mortgage lender customers, including on loans for which we are not providing mortgage insurance. Under the terms of our contract underwriting agreements, we agree that if we make material errors that lead to a default in connection with these services, the mortgage lender may, subject to certain conditions, require us to purchase the loans, issue mortgage insurance on the loans, or indemnify the lender against future loss associated with the loans. Accordingly, we assume some credit risk and interest-rate risk in connection with providing these services. In 2007, we underwrote $3.9 billion in principal amount of loans through contract underwriting. Depending on market conditions, a significant amount of our underwriting services may be performed by independent contractors hired by us on a temporary basis. If these independent contractors make more material errors than we anticipate, the resulting need to provide greater than anticipated recourse to mortgage lenders could have a material adverse effect on our business, financial condition and operating results.

Our loss mitigation opportunities are reduced in markets where housing values fail to appreciate or begin to decline.

The amount of mortgage insurance loss we suffer depends in part on whether the home of a borrower who has defaulted on a mortgage can be sold for an amount that will cover unpaid principal and interest on the mortgage and expenses from the sale. If a borrower defaults under our standard mortgage insurance policy, we generally have the option of paying the entire loss amount and taking title to a mortgaged property or paying our coverage percentage in full satisfaction of our obligations under the policy. In the past, we have been able to take title to the properties underlying certain defaulted loans and sell the properties quickly at prices that have allowed us to recover some or all of our losses. In the current housing market downturn, our ability to mitigate our losses in such manner has been reduced. If housing values continue to decline, or decline more significantly and/or on a larger geographic basis than is currently anticipated, the frequency of loans going to claim could increase and our ability to mitigate our losses on defaulted mortgages may be significantly reduced, which could have a material adverse effect on our business, financial condition and operating results.

A downgrade or potential downgrade of our credit ratings or the insurance financial strength ratings assigned to any of our mortgage insurance or financial guaranty subsidiaries is possible and could weaken our competitive position and affect our financial condition.

The credit ratings of Radian Group and the insurance financial strength ratings assigned to our subsidiaries were downgraded multiple times during 2008 and again in 2009 and may be further downgraded. In response to current market conditions, the rating agencies are engaged in ongoing monitoring of the mortgage insurance and financial guaranty industries and could take action, including by downgrading or warning of the strong possibility of downgrade, with respect to one or more companies in a specific industry. Although we remain in frequent contact with the rating agencies and have prepared action plans to address rating agency actions, we are generally not provided with much advance notice of an impending rating decision, which could come at any time.

Historically, our ratings have been critical to our ability to market our products and to maintain our competitive position and customer confidence in our products. A downgrade in these ratings or the announcement of the potential of a downgrade, or any other concern relating to the on-going financial strength of our insurance subsidiaries, could (i) make it difficult or impossible for them to continue to write new profitable business, (ii) create a competitive advantage for other industry participants that maintain higher ratings than us, or (iii) give existing customers or counterparties the right to recapture business previously written by us. Further, although we believe the GSEs currently are not as concerned with ratings as they have been in past periods, any additional downgrade of the insurance financial strength ratings for our mortgage insurance business could negatively impact our eligibility status with the GSEs. We may be required to raise additional capital in the event of a downgrade or the likelihood of a downgrade, which we may not be able to do on terms acceptable to us or in an amount that would be sufficient to restore or stabilize our ratings. Additional capital could dilute our existing stockholders and reduce our per-share earnings.

If the estimates we use in establishing loss reserves for our mortgage insurance or financial guaranty businesses are incorrect, we may be required to take unexpected charges to income and our ratings may be downgraded.

We establish loss reserves in both our mortgage insurance and financial guaranty businesses to provide for the estimated cost of future claims. Because our reserves represent our best estimate of claims, these reserves may be insufficient to satisfy the full amount of claims that we ultimately have to pay. Setting our loss reserves requires significant judgment by management with respect to the likelihood, magnitude and timing of anticipated losses. The models and estimates we use to establish loss reserves may prove to be inaccurate, especially during an extended economic downturn or a period of extreme credit market volatility, as currently exists. If our estimates are inadequate, we may be required to increase our reserves, which would have a material adverse effect on our financial condition, capital position and operating results, as well as our ability to continue to write new business.

In accordance with GAAP, we generally do not establish reserves in our mortgage insurance business until we are notified that a borrower has failed to make at least two consecutive payments when due. Upon notification that two payments have been missed, we establish a loss reserve by using historical models based on a variety of loan characteristics, including the type of loan, the status of the loan as reported by the servicer of the loan, and the area where the loan is located. Because our mortgage insurance reserving does not account for future losses that we expect to incur with respect to in-force loans that have not defaulted, our obligation for ultimate losses that we expect to incur at any period end is not reflected in our financial statements, except to the extent that a premium deficiency exists.

We also are required under GAAP to establish a premium deficiency reserve for our mortgage insurance products if the amount by which the net present value of expected future losses for a particular product and the expenses for such product exceeds the expected future premiums and existing reserves for such product. We evaluate whether a premium deficiency exists at the end of each fiscal quarter. During the second quarter of 2008, we established a premium deficiency of $421.8 million for our first-lien mortgage insurance business, which was reduced to $0 as of December 31, 2008. A premium deficiency reserve of $86.9 million existed for our second-lien mortgage insurance business as of December 31, 2008. Because our evaluation of premium deficiency is based on our best estimate of future losses, expenses and premiums, the evaluation is inherently uncertain and may prove to be inaccurate. Although no premium deficiency existed on our first-lien mortgage insurance business at December 31, 2008, there can be no assurance that additional premium deficiency reserves will not be required for this product or our other mortgage insurance products in future periods.

It also is difficult to estimate appropriate loss reserves for our financial guaranty business because of the nature of potential losses in that business, which are largely influenced by the particular circumstances surrounding each troubled credit, including the availability of loss mitigation, and therefore, are less capable of being evaluated based on historical assumptions or precedent. In addition, in our reinsurance business, we rely in part on information provided by the primary insurer in order to establish reserves. If this information is incomplete or untimely, our loss reserves may be inaccurate and could require adjustment in future periods as new or corrected information becomes available.

Our success depends, in part, on our ability to manage risks in our investment portfolio.

Income from our investment portfolio is one of our primary sources of cash flow to support our operations and claim payments. If we underestimate our policy liabilities, or if we improperly structure our investments to meet those liabilities, we could have unexpected losses, including losses resulting from forced liquidation of investments before their maturity. Our investments and investment policies and those of our subsidiaries are subject to state insurance laws. We may be forced to change our investments or investment policies depending upon regulatory, economic and market conditions and the existing or anticipated financial condition and operating requirements, including the tax position, of our business segments.

Our investment objectives may not be achieved. Although our portfolio consists mostly of highly-rated investments and complies with applicable regulatory requirements, the success of our investment activity is affected by general economic conditions, which may adversely affect the markets for credit and interest-rate-sensitive securities, including the extent and timing of investor participation in these markets, the level and volatility of interest rates and, consequently, the value of our fixed-income securities. During the second half of 2008, we experienced modest negative returns in our investment portfolio as a result of the on-going deterioration in the economy. Continued volatility or illiquidity in the markets in which we directly or indirectly hold positions has reduced the market value of many of our investments and has caused other than temporary impairments within our portfolio, which, if this continues, could have a material adverse effect on our liquidity, financial condition and operating results.

As a holding company, Radian Group relies on its operating subsidiaries to fund its dividend payments and to meet its obligations.

Radian Group acts principally as a holding company for our insurance subsidiaries and does not have any significant operations of its own. Radian Group’s principal liquidity demands over the next 12 months include funds for: (i) the payment of dividends on our common stock, (ii) the payment of certain corporate expenses (which are fully reimbursed through expense sharing arrangements with our subsidiaries), (iii) interest payments on our outstanding long-term debt and borrowings under our credit facility (which are fully reimbursed through expense sharing arrangements with our subsidiaries), (iv) payments to our insurance subsidiaries under our tax sharing agreement, and (v) potential capital support for our insurance subsidiaries. Radian Group held directly or through an unregulated direct subsidiary, unrestricted cash and marketable securities of $399.0 million at December 31, 2008.

Dividends from our insurance subsidiaries and Sherman, and permitted payments to Radian Group under tax- and expense-sharing arrangements with our subsidiaries are Radian Group’s principal sources of cash. Our insurance subsidiaries’ ability to pay dividends to Radian Group is subject to various conditions imposed by the GSEs and rating agencies, and by insurance regulations requiring insurance department approval. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. In light of on-going losses in our insurance subsidiaries, we do not anticipate that these subsidiaries will be permitted under applicable insurance laws to issue dividends to Radian Group for the foreseeable future. To the extent Radian Asset Assurance is permitted to issue dividends, these dividends will be issued to Radian Guaranty, the direct parent company of Radian Asset Assurance, and not to Radian Group. Dividends from Sherman are not subject to regulatory conditions, but to the extent received, must be used to pay-down outstanding amounts under our credit facility if such amounts exceed our tax obligations resulting from our equity ownership of Sherman. The expense-sharing arrangements between Radian Group and our insurance subsidiaries, as amended, have been approved by applicable state insurance departments, but such approval may be changed at any time. Further, any changes to these expense sharing arrangements must be approved by the administrative agent to our credit facility

If the cash Radian Group receives from our subsidiaries pursuant to dividend payment and expense- and tax-sharing arrangements is insufficient for Radian Group to fund its obligations, we may be required to seek additional capital by incurring additional debt, by issuing additional equity or by selling assets, which we may be unable to do on favorable terms, if at all. The need to raise additional capital or the failure to make timely payments on our obligations could have a material adverse effect on our financial condition and operating results.

We have significant payment obligations upcoming in 2010 and 2011.

Under our current tax-sharing agreement between Radian Group and our subsidiaries, our subsidiaries are required to pay to Radian Group on a quarterly basis, amounts representing their estimated separate company tax liability for the current tax year. Radian Group is required to refund to each subsidiary any amount that such subsidiary overpaid to Radian Group for a taxable year as well as any amount that the subsidiary could utilize through existing carry-back provisions of the Code had such subsidiary filed its federal tax return on a separate company basis. We currently believe that Radian Group could be required to pay approximately $132 million to our subsidiaries in October 2009, including approximately $100 million to Radian Guaranty, and an additional $502.3 million to Radian Guaranty in October 2010. All amounts required to be paid under our tax sharing agreement are dependant on the extent of tax losses in current and future periods. A portion of these payments may be funded from refunds that Radian Group receives from the IRS. We currently anticipate receiving approximately $105.2 million refund from the IRS in 2009 or 2010 relating to the carry-back of our 2008 net operating loss.

Our $100 million credit facility expires in February 2011, at which time we will be required to repay all $100 million in outstanding principal as well as any interest then outstanding. In addition, we have $250 million in principal amount of debentures that are due in June 2011 as well as $250 million in principal amount of senior notes due in each of 2013 and 2015.

In light of the on-going turmoil in the housing and related credit markets, we do not expect to be profitability in 2009, and Radian Group does not expect to receive any dividends from our insurance subsidiaries in the foreseeable future. Accordingly, in order to satisfy our payment obligations in 2010 and 2011, we likely will be required to seek additional capital by incurring additional debt or issuing additional equity, which could be significantly dilutive to our stockholders, or by selling assets, including our interest in Sherman, which we may not be able to do on favorable terms, if at all. The current turmoil in the mortgage market has created a situation where it would be difficult to raise capital or refinance our long-term debt on favorable terms if it were due currently. We expect that market conditions will improve by 2010, but cannot provide any assurances that we will be able to access the capital markets on favorable terms, if at all.

Our credit facility was amended in 2008, reducing our liquidity and adding additional restrictions on our ability to operate our business. Our failure to comply with, cure breaches of, or obtain waivers for, covenants could result in an acceleration of the due dates of our credit facility and our publicly-traded debt.

We currently have $100 million in principal amount outstanding under our credit facility, which matures in February 2011. We have no unused commitment that we may draw on. In addition, we have $250 million in 7.75% debentures due in June 2011, $250 million in 5.625% senior notes due in February 2013 and $250 million in 5.375% senior notes due 2015.

The credit agreement governing our credit facility restricts, among other things, our ability to: incur additional indebtedness; create liens; enter into mergers, consolidations and sales of certain of our assets; make certain investments or other specified restricted payments, including investments in, loans to, or guarantying any obligations of, Radian Asset Assurance (other than with respect to its soft capital program); pay dividends or make distributions in respect of our capital stock in excess of a permitted annual amount (generally equal to our current dividend and subject to certain adjustments); and sell certain of our assets and, in certain circumstances, issue stock.

Although our credit agreement no longer has a ratings trigger or debt to capital requirement, and we have eliminated some other requirements, we also agreed to some new restrictions in recent amendments of the credit agreement. For example, we now are limited in the amount of dividends we may pay even if we are not in default under our credit facility.

Under our credit facility as amended, in addition to our business covenants, we are required to maintain (subject to certain adjustments), a consolidated net worth of at least $1.5 billion through June 30, 2009, $1.25 billion from July 1, 2009 through December 31, 2009 and $1.0 billion at any time thereafter, in each case, subject to upward adjustment if we receive net proceeds from the issuance of certain securities. Our consolidated net worth under the credit facility is determined by excluding mark-to-market adjustments on derivative instruments and investments reflected on our financial statements. At December 31, 2008, our consolidated net worth as determined under the facility was $2.6 billion. We expect to incur a net operating loss in 2009, which would negatively impact our consolidated net worth. In addition, our consolidated net worth would be further reduced if we realize losses in our investment portfolio. Although we do not expect to breach our net worth covenant based on our current loss projections, there can be no assurance that losses in or after 2009 will not reduce our consolidated net worth below the minimum amount required by our covenant, which would cause our default under the credit facility.

We would also be in default under our credit facility if, among other things:

•

any of our main insurance subsidiaries: (a) fails to meet or maintain minimum levels of statutory capital or surplus; (b) is prohibited from writing, underwriting, assuming, or reinsuring further business; or (c) is otherwise prohibited by its regulators from writing or materially restricted from performing any of its core business activities; and in such event our shared expense reimbursement payments from our subsidiaries do not cover all of our operating expenses and debt service. We discuss our mortgage insurance statutory surplus and risk-to-capital or leverage ratios above in “Recent losses in our mortgage insurance business have reduced Radian Guaranty’s statutory surplus and increased Radian Guaranty’s risk-to-capital or leverage ratios; additional losses in our mortgage insurance portfolio without a corresponding increase in new capital or capital relief could further negatively impact these ratios, which could limit Radian Guaranty’s ability to write new insurance and could increase restrictions and requirements placed on Radian Guaranty by the GSE’s or state insurance regulators.”

•	any of our main insurance subsidiaries fails to pay any shared expense reimbursement payment to Radian Group under our expense sharing arrangements; or

•

an insurance regulatory authority or other governmental authority voids, terminates, prohibits, suspends or otherwise causes to be invalid or ineffective, any of our expense sharing arrangements with our subsidiaries.

If we default under our credit agreement, the agent or the lenders representing a majority of the debt under our credit agreement would have the right to terminate all commitments under the credit agreement and declare the outstanding debt due and payable. If the debt under our credit agreement were accelerated in this manner and not repaid, the holders of 25% or more of our publicly traded $250 million 7.75% debentures due in June 2011, the holders of 25% or more of our publicly traded $250 million 5.625% senior notes due in February 2013 and the holders of 25% or more of our publicly traded $250 million 5.375% senior notes due 2015, each would have the right to accelerate the maturity of those debts, respectively. We currently maintain sufficient liquidity to repay amounts outstanding under our credit facility. However, if the amounts due under our credit agreement or any series of our outstanding long-term debt are accelerated, we may not have sufficient funds in the future to repay any such amounts.

Our reported earnings are subject to fluctuations based on changes in our credit derivatives that require us to adjust their fair market value as reflected on our income statement.

We provide credit enhancement in the form of derivative contracts. The gains and losses on these derivative contracts are derived from internally generated models, which may differ from models used by our counterparties or others in the industry. We estimate fair value amounts using market information, to the extent available, and valuation methodologies that we deem appropriate in order to estimate the fair value amounts that would be exchanged to sell an asset or transfer a liability. Considerable judgment is required to interpret available market data to develop the estimates of fair value. Since there currently is no active market for many derivative products, we have had to use assumptions as to what could be realized in a current market exchange. In the event that our investments or derivative contracts were sold or transferred in a forced liquidation, the fair values received or paid could be materially different than those reflected in our financial statements.

Temporary market or credit spread changes as well as actual credit improvement or deterioration in our derivative contracts are reflected in changes in fair value of derivative instruments. Because the adjustments referenced above are reflected on our statements of income, they affect our reported earnings and create earnings volatility. Additionally, beginning in 2008, in accordance with SFAS No. 157, we made an adjustment to our derivatives valuation methodology to account for our own non-performance risk by incorporating our observable credit default swap spread into the determination of fair value of our credit derivatives. Our five year credit default swap spread has increased significantly, and was 2,466 basis points as of December 31, 2008. This market perception of our high risk of non-performance has had the effect of reducing our derivative liability valuations by approximately $5.6 billion as of December 31, 2008. If our credit default swap spread were to tighten significantly, and other credit spreads utilized in our fair value methodologies remained constant, our earnings could be significantly reduced.

The performance of our strategic investments could harm our financial results.

Part of our business involves strategic investments in other companies, and we generally do not have control over the way that these companies run their day-to-day operations. Our 28.7% equity interest in Sherman currently represents our most significant strategic investment. Sherman is a consumer asset and servicing firm specializing in charged-off and bankruptcy plan consumer assets that it generally purchases at deep discounts from national financial institutions and major retail corporations and subsequently seeks to collect. In addition, Sherman originates subprime credit card receivables through its subsidiary CreditOne and has a variety of other similar ventures related to consumer assets. Consequently, Sherman’s results could be adversely impacted by:

•	Sherman’s ability to obtain or renew financing, most of which is renewable annually with the next renewal required in April of 2009, and its ability to accomplish this on reasonable terms;

•	Mispricing of the pools of consumer assets it purchases;

•	macroeconomic or other factors that could diminish the success of its collection efforts on the variety of consumer assets it owns; and

•

the results of its credit card origination business, which are sensitive to interest-rate changes, charge-off losses and the success of its collection efforts, and which may be impacted by macroeconomic factors that affect a borrower’s ability to pay.

As a result of their significant amount of collection efforts, there is a risk that Sherman could be subject to consumer related lawsuits and other investigations related to fair debt collection practices, which could have an adverse effect on Sherman’s income, reputation and future ability to conduct business. In addition, Sherman is particularly exposed to consumer credit risk as a result of its credit card origination business and unsecured lending business through CreditOne. National credit card lenders recently have reported decreased spending by card members and an increase in delinquencies and loan write-offs as a result of the on-going turmoil in the consumer credit markets. A continuation of current economic trends could materially impact the future results of Sherman, which, in turn, could have an adverse effect on our results of operations or financial condition.

Sherman’s principal credit facility, which Sherman uses to fund the consumer assets it purchases, is scheduled to expire in April 2009. Sherman may not be able to renew this facility on reasonable terms, if at all. If Sherman is unable to renew the facility, Sherman could lose access to the funds it needs to continue its purchasing activities and to grow its core servicing businesses.

Our international operations subject us to risks.

We are subject to a number of risks associated with our international mortgage insurance and financial guaranty business activities, including:

•	dependence on regulatory and third-party approvals;

•	foreign governments’ monetary policies and regulatory requirements;

•	economic downturns in targeted foreign mortgage origination markets;

•	interest-rate volatility in a variety of countries;

•	political risk and risks of war, terrorism, civil disturbances or other events that may limit or disrupt markets;

•

the burdens of complying with a wide variety of foreign regulations and laws, some of which are materially different than the regulatory and statutory requirements we face in our domestic business, and which may change unexpectedly;

•	potentially adverse tax consequences;

•	restrictions on the repatriation of earnings; and

•	foreign currency exchange rate fluctuations.

Given our current strategic focus on domestic mortgage insurance, we have ceased writing new international business (other than limited mortgage reinsurance transactions in Australia) and are seeking to reduce our existing international exposures. In certain cases, our ability to reduce our exposure depends on our counterparty’s ability to find alternative insurance, which opportunities are limited in the current global economic downturn. Accordingly, we may not be able to recover the capital we invested in our international operations for many years and may not recover all of such capital if losses are worse than expected. Further, any one or more of the risks listed above could limit or prohibit us from effectively running-off our international operations.

We may lose business if we are unable to meet our customers’ technological demands.

Participants in the mortgage insurance industry rely on e-commerce and other technologies to provide and expand their products and services. Our customers generally require that we provide aspects of our products and services electronically, and the percentage of our new insurance written and claims processing that we deliver electronically has continued to increase. We expect this trend to continue and, accordingly, we may be unable to satisfy our customers’ requirements if we fail to invest sufficient resources or otherwise are unable to maintain and upgrade our technological capabilities. This may result in a decrease in the business we receive, which could impact our profitability.

Our information technology systems may not be configured to process information regarding new and emerging products.

Many of our information technology systems, which have been in place for a number of years, originally were designed to process information regarding traditional products. As new products with new features emerge or when we modify our underwriting standards as we have done recently, our systems may require modification in order to recognize these features to allow us to price or bill for our insurance of these products appropriately. Our systems also may not be capable of recording, or may incorrectly record, information about these products that may be important to our risk management and other functions. In addition, our customers may encounter similar technological issues that prevent them from sending us complete information about the products or transactions that we insure. Making appropriate modifications to our systems involves inherent time lags and may require us to incur significant expenses. The inability to make necessary modifications to our systems in a timely and cost-effective manner may have adverse effects on our business, financial condition and operating results.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.

As part of our business, we and certain of our subsidiaries and affiliates maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or our employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

We are subject to the risk of private litigation and regulatory proceedings.

We face litigation risk in the ordinary course of operations, including the risk of class action lawsuits. In August and September 2007, two purported stockholder class action lawsuits, Cortese v. Radian Group Inc. and Maslar v. Radian Group Inc., were filed against Radian Group and individual defendants in the U.S. District Court for the Eastern District of Pennsylvania. The complaints, which are substantially similar, allege that we were aware of and failed to disclose the actual financial condition of C-BASS prior to our declaration of a material impairment to our investment in C-BASS. On January 30, 2008, the Court ordered that the cases be consolidated into In re Radian Securities Litigation and appointed the Institutional Investors Iron Workers Local No. 25 Pension Fund and the City of Ann Arbor Employees’ Retirement System Lead Plaintiffs in the case. In April 2008, a consolidated and amended complaint was filed, adding one additional defendant. On June 6, 2008, we filed a motion to dismiss this case, and on December 19, 2008, oral arguments were held on this motion. We are currently awaiting a final ruling on this motion. While it is still very early in the pleadings stage, we do not believe that the allegations in the consolidated cases have any merit and we intend to defend against this action vigorously.

In April 2008, a purported class action lawsuit was filed against Radian Group, the Compensation and Human Resources Committee of our board of directors and individual defendants in the U.S. District Court for the Eastern District of Pennsylvania. The complaint alleges violations of the Employee Retirement Income Securities Act as it relates to our Savings Incentive Plan. The named plaintiff is a former employee of ours. On July 25, 2008, we filed a motion to dismiss this case. The court heard oral arguments on our motion to dismiss on December 19 2008, and we are awaiting a final ruling. We believe that the allegations are without merit, and intend to defend against this action vigorously.

In June 2008, we filed a complaint for declaratory judgment in the United States District Court for the Eastern District of Pennsylvania, naming IndyMac, Deutsche Bank National Trust Company, Financial Guaranty Insurance Company (“FGIC”), AMBAC Assurance Corporation and MBIA Insurance Corporation as defendants. The suit involves three Radian pool policies covering second-lien mortgages, entered into in late 2006 and early 2007 with respect to loans originated by IndyMac. We are in a second loss position behind IndyMac and in front of three defendant financial guaranty companies. We are alleging that the representations and warranties made to us to induce us to issue the policies were materially false, and that as a result, the policies should be void. The total amount of our claim liability is approximately $77 million. IndyMac and the Federal Deposit Insurance Corporation, which now controls IndyMac, have obtained a stay of this action until March 15, 2009.

Also in June 2008, IndyMac filed a suit against us in California State Court in Los Angeles on the same policies, alleging that we have wrongfully denied claims or rescinded coverage on the underlying loans. This action was subsequently dismissed without prejudice. There are related suits between FGIC and IndyMac in California and the Southern District of New York which may also be consolidated with our suit at a later date.

In addition to the above litigation, we are involved in litigation that has arisen in the normal course of our business. We are contesting the allegations in each such pending action and believe, based on current knowledge and after consultation with counsel, that the outcome of such litigation will not have a material adverse effect on our condensed consolidated financial position and results of operations. In the future, we cannot predict whether other actions might be brought against us. Any such proceedings could have an adverse effect on our consolidated financial position, results of operations or cash flows.

In October 2007, we received a letter from the staff of the Chicago Regional Office of the Securities and Exchange Commission stating that the staff is conducting an investigation involving Radian Group Inc. and requesting production of certain documents. We believe that the investigation generally relates to our proposed, but now-terminated, merger with MGIC and our investment in C-BASS. We are in the process of providing responsive documents and information to the Securities and Exchange Commission.

See also “Legislation and regulatory changes and interpretations could harm our mortgage insurance business,” Legislation and regulatory changes and interpretations could harm our financial guaranty business” and “The Internal Revenue Service is examining our taxable income for the years 2000 through 2007.”

The Internal Revenue Service is examining our taxable income for the years 2000 through 2007.

We are currently under examination by the Internal Revenue Service (“IRS”) for the 2000 through 2007 tax years. The IRS opposes the recognition of certain tax losses and deductions that were generated through our investment in a portfolio of residual interests in Real Estate Mortgage Investment Conduits (“REMICs”) and has proposed adjustments denying the associated tax benefits of these items. We are contesting all such proposed adjustments relating to the IRS’s opposition of the tax benefits in question and are working with tax counsel in our defense efforts. We have received the revenue agent report relating to the 2000 through 2004 tax years which proposes an increase to our tax liability of approximately $121 million and, in response to that report, have made a “qualified deposit” with the U.S. Treasury under IRC Section 6603 of approximately $85.0 million to avoid the accrual of the above-market-rate interest associated with our estimate of the potentially unsettled adjustment. Although we disagree with and will contest the adjustments proposed by the IRS, and believe that our income and loss from these investments was properly reported on our federal income tax returns in accordance with applicable tax laws and regulations in effect during the periods involved, there can be no assurance that we will prevail in opposing additional tax liability with respect to this investment. The examination process and any appeals we may take therefrom may take some time, and a final resolution may not be reached until a date many months or years into the future. Additionally, although we believe, after discussions with outside counsel about the issues raised in the examination and the procedures for resolution of the disputed adjustments, that an adequate provision for income taxes has been made for potential liabilities that may result, if the outcome of this matter results in liability that differs materially from our expectations, it could have a material impact on our effective tax rate, results of operations and cash flows.

Legislation and regulatory changes and interpretations could harm our mortgage insurance business.

Our business and legal liabilities are affected by the application of federal or state consumer lending and insurance laws and regulations, or by unfavorable changes in these laws and regulations. For example, the Housing and Economic Recovery Act includes reforms to the FHA, which provide the FHA with greater flexibility in establishing new products and increased the FHA’s competitive position against private mortgage insurers. This new law increased the maximum loan amount that the FHA can insure and established a higher minimum cash down-payment. The Housing and Economic Recovery Act also contained provisions, called the Hope for Homeownership program, in which the FHA is authorized to refinance distressed mortgages in return for lenders and investors agreeing to write down the amount of the original mortgage. The recently enacted Emergency Economic Stabilization Act and the recently announced Homeowner Affordability and Stability Plan include provisions that encourage further use of the Hope for Homeowners program and further strengthen support for FHA programs by easing restrictions in these programs. We cannot predict with any certainty the long term impact of these changes upon demand for our products. However, we believe the FHA has materially increased its market share in 2009, in part by insuring a number of loans that would meet our current underwriting guidelines, as a result of these recent legislative and regulatory changes. See “Our mortgage insurance business faces intense competition” above. Any further increase in the competition we face from the FHA or any other government sponsored entities could harm our business, financial condition and operating results.

We and other mortgage insurers have faced private lawsuits alleging, among other things, that our captive reinsurance arrangements constitute unlawful payments to mortgage lenders under the anti-referral fee provisions of the Real Estate Settlement Practices Act of 1974 (“RESPA”) and that we have failed to comply with the notice provisions of the Fair Credit Reporting Act (“FCRA”). In addition, class action lawsuits have been brought against a number of large lenders alleging that their captive reinsurance arrangements violated RESPA. While we are not currently a defendant in any case related to RESPA or FCRA, there can be no assurance that we will not be subject to any future litigation under RESPA or FCRA or that the outcome of such litigation will not have a material adverse affect on us.

We and other mortgage insurers have been subject to inquiries from the New York Insurance Department and the Minnesota Department of Commerce relating to our captive reinsurance and contract underwriting arrangements, and we have also received a subpoena from the Office of the Inspector General of the U.S. Department of Housing and Urban Development (“HUD”), requesting information relating to captive reinsurance. We cannot predict whether these inquiries will lead to further inquiries, or further investigations of these arrangements, or the scope, timing or outcome of the present inquiries or any other inquiry or action by these or other regulators. Although we believe that all of our captive reinsurance and contract underwriting arrangements comply with applicable legal requirements, we cannot be certain that we will be able to successfully defend against any alleged violations of RESPA or other laws.

Proposed changes to the application of RESPA could harm our competitive position. HUD proposed an exemption under RESPA for lenders that, at the time a borrower submits a loan application, give the borrower a firm, guaranteed price for all the settlement services associated with the loan, commonly referred to as “bundling.” In 2004, HUD indicated its intention to abandon the proposed rule and to submit a revised proposed rule to the U.S. Congress. HUD began looking at the reform process again in 2005 and a new rule was proposed in 2008. We do not know what form, if any, this rule will take or whether it will be promulgated. In addition, HUD has also declared its intention to seek legislative changes to RESPA. We cannot predict which changes will be implemented and whether the premiums we are able to charge for mortgage insurance will be negatively affected.

Legislation and regulatory changes and interpretations could harm our financial guaranty business.

The laws and regulations affecting the municipal, asset-backed and trade credit debt markets, as well as other governmental regulations, may be changed in ways that could adversely affect our business. Our regulators are reviewing the laws, rules and regulations applicable to financial guarantors in light of the current market disruptions. These reviews could result in additional limitations on our ability to conduct our financial guaranty business, including additional restrictions and limitations on our ability to declare dividends or more stringent statutory capital requirements for all or certain segments of our financial guaranty businesses. Any of these changes could have a material adverse effect on our business, financial condition and operating results.

The implementation of the Basel II capital accord may discourage the use of mortgage insurance.

In 1988, the Basel Committee on Banking Supervision developed the Basel Capital Accord (the Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the Basel Committee issued an update to Basel I (as revised in November 2005, Basel II). Basel II was implemented by many banks in the U.S. and many other countries in 2008 and may be implemented by the remaining banks in the U.S. and many other countries in 2009. Basel II affects the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities. The Basel II provisions related to residential mortgages and mortgage insurance may provide incentives to certain of our bank customers not to insure mortgages having a lower risk of claim and to insure mortgages having a higher risk of claim.